Exhibit (g)(4)

EXHIBIT B
(updated September 16, 2021)
Fund Names
Separate Series of Spinnaker ETF Series

Name of Series
Trajan Wealth Income Opportunities ETF
UVA Dividend Value ETF
UVA Unconstrained Medium-Term Fixed Income ETF
VectorShares Min Vol  ETF